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                                    EXHIBIT 1



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ALLIS-CHALMERS CORPORATION,

                        ALLIS-CHALMERS ACQUISITION CORP.,

                           AND OILQUIP RENTALS, INC.,





                                   May 9, 2001
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     THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of the 9th day of May, 2001, by and among ALLIS-CHALMERS CORPORATION, a Delaware corporation ("A-C"), ALLIS-CHALMERS ACQUISITION CORP., a Delaware corporation wholly owned by A-C ("Acquisition"), and OILQUIP RENTALS, INC., a Delaware corporation ("OilQuip").

                                 R E C I T A L S
                                 - - - - - - - -

     A. The Board of Directors of each of A-C, OilQuip and Acquisition believe that it is in the best interests of each company and its respective stockholders to consummate the reorganization provided for herein, pursuant to which A-C will directly acquire all of the capital stock of OilQuip (the "OilQuip Common Stock") through a merger of Acquisition with and into OilQuip, with OilQuip being the surviving corporation (as hereinafter defined in Section 1.1, the "Merger").

     B. Pursuant to the written consent of the holders of all capital stock of OilQuip and Acquisition made in accordance with Section 228 of the Delaware General Corporation Law ("DGCL"), the stockholders of OilQuip and Acquisition have approved the Merger.

     C. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a)(1)(A) and 368
(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     D. Concurrently with the execution hereof, in order to induce A-C to enter into this Agreement, certain stockholders of OilQuip are entering into share transfer restriction agreements (the "Share Transfer Restriction Agreements") providing for certain restrictions on the transfer of the shares of A-C Common Stock (as hereinafter defined) received in connection with the Merger, all upon the terms and conditions specified therein.

                                A G R E E M E N T
                                - - - - - - - - -

     NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3 hereof), (a) Acquisition shall be merged with and into OilQuip, (b) the separate corporate existence of Acquisition shall cease, and (c) OilQuip shall continue as the surviving corporation (the "Surviving Corporation") in the Merger under the laws of the State of Delaware under the name OilQuip Rentals, Inc. (the "Merger").

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     1.2 Closing and Closing Date. Subject to the terms and conditions of this
Agreement, the closing of the Merger (the "Closing") will take place at the offices of Swidler Berlin Shereff Friedman, LLP, 405 Lexington Avenue, New York, New York 10174 at 10:00 a.m. local time, on (a) the next business day after the last to be fulfilled or waived of the conditions set forth in Article VIII shall be fulfilled or waived in accordance herewith, or (b) at such other time, date or place as OilQuip and A-C may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date".

     1.3 Effective Time of the Merger. On the Closing Date, the parties hereto shall cause a certificate of merger, or other appropriate documentation, satisfying the requirements of the DGCL (the "Certificate of Merger") to be filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL. When used herein, the term "Effective Time" shall mean the date and time when the Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or such date and time as otherwise specified in the Certificate of Merger.

     1.4 Effect of the Merger. The Merger shall, from and after the Effective Time, have the effects provided in Section 259 of the DGCL. If at any time after the Effective Time, any further action is deemed necessary or desirable to carry out the purposes of this Agreement, the parties hereto agree that the Surviving Corporation and its proper officers and directors shall be authorized to take, and shall take, any and all such action.

                                   ARTICLE II
                            THE SURVIVING CORPORATION

     2.1 Certificate of Incorporation. The Certificate of Incorporation of OilQuip shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

     2.2 Bylaws. The bylaws of OilQuip as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

     2.3 Board of Directors and Officers. The board of directors and officers of OilQuip immediately prior to the Effective Time shall be the board of directors and officers, respectively, of the Surviving Corporation, effective as of the Effective Time, and until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

     3.1 Merger Consideration. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, OilQuip, or A-C:

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         (a) Each share of OilQuip Common Stock, issued and outstanding immediately prior to the Effective Time will be converted, without any action on the part of the holders thereof (the "Shareholders"), into (i) 40 shares of the common stock, par value $0.15 per share, of A-C ("A-C Common Stock"), and (ii) the right to receive 960 shares of Common Stock on the Amendment Date (as defined in Section 7.11); provided that no fractional shares of A-C Common Stock shall be delivered (and the number of shares of A-C Common Stock to be delivered to any Shareholder shall be rounded down to the nearest whole number) and the Shareholders shall not be entitled to cash in lieu of fractional shares; provided further that no more than an aggregate of 10,000,000 shares of A-C Common Stock shall be issued or issuable at the Effective Time and on the Amendment Date pursuant to the Merger. Immediately following the Effective Time, the Shareholders shall deliver to A-C the certificates representing the OilQuip Common Stock, and A-C shall cause A-C's transfer agent to deliver to the Shareholders certificates representing the A-C Common Stock described in (i) above in accordance with Exhibit A hereto; and immediately following the Amendment Date, A-C shall cause A-C's transfer agent to deliver to the Shareholders certificates representing the A-C Common Stock described in clause
(ii) above in accordance with Exhibit A. The A-C Common Stock issued pursuant to this Section 3.1(a) shall be duly authorized, fully paid and non-assessable. The Shareholders shall have no right to transfer or assign the right to receive the A-C Common Stock prior to the issuance thereof.

         (b) Each share of Acquisition Common Stock issued and outstanding immediately prior to the Effective Time will be converted, without any action on the part of the holder thereof, into one (1) duly and validly issued, fully paid and non-assessable share of OilQuip Common Stock. All shares of A-C Common Stock issued in accordance with Section 3.1 shall be deemed to be in full satisfaction of all rights pertaining to shares of OilQuip Common Stock held by the Shareholders, and shall be duly authorized, fully paid and non-assessable.

     3.2 No Further Rights. From and after the Effective Time, holders of certificates theretofore evidencing OilQuip Common Stock shall cease to have any rights as stockholders of OilQuip, except as provided herein or by applicable law.

     3.3 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF OILQUIP


OilQuip represents and warrants to A-C as follows:

     4.1 Organization, etc. OilQuip is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other

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jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or operations of OilQuip and its subsidiary, Mountain Compressed Air, Inc. ("MCA"), taken as a whole (for OilQuip, a "Material Adverse Effect"). MCA is duly organized and validly existing and in good standing under the laws of the State of Texas, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would have a Material Adverse Effect on OilQuip. Except for MCA, OilQuip does not own, of record or beneficially, the securities of any other entity.

     4.2 Authority. OilQuip has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action of OilQuip's Board of Directors and stockholders.

     4.3 Enforceability. This Agreement has been duly executed and delivered by OilQuip and constitutes a legal, valid and binding obligation of OilQuip enforceable in accordance with its terms, subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, or other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants, indemnification provisions or similar provisions).

     4.4 No Violation. The execution and the delivery by OilQuip of this Agreement does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) require any notice, filing, authorization, consent or approval not heretofore obtained pursuant to, any binding written or oral agreement or instrument including, without limitation, any charter, bylaw, trust instrument, indenture or evidence of indebtedness, lease, contract or other obligation or commitment (each, a "Contractual Obligation") binding upon OilQuip or MCA or any of their properties or assets, or any law, rule, regulation, restriction, order, writ, judgment, award, determination, injunction or decree of any court or government, or any decision or ruling of any arbitrator (each, a "Requirement of Law") binding upon or applicable to OilQuip or MCA or any of their properties or assets.

     4.5 Litigation. There are no pending or overtly threatened actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would have a Material Adverse Effect on OilQuip.

     4.6 Capitalization. Exhibit A hereto sets forth the record holders of all outstanding shares of the OilQuip Common Stock (the "Issued Shares") and the number of Issued Shares owned by such Shareholder. OilQuip has authorized Ten Million shares of Common Stock, par value $0.01 per share, and has authorized no other class of stock.

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No shares of the OilQuip Common Stock are held in the
treasury of OilQuip. The Issued Shares are duly authorized, validly issued, outstanding, fully paid and nonassessable. OilQuip owns 100% of the outstanding Common Stock of MCA. Except as set forth on Schedule 4.6, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any pre-emptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of OilQuip or MCA.

     4.7 Financial Statements. Attached as Schedule 4.7 hereto are the following financial statements (the "OilQuip Financial Statements"):

         (a) unaudited financial statements of Mountain Air Drilling, Inc. ("Mountain Air") for the year ended December 31, 2000;

         (b) an unaudited compilation Balance Sheet, Statement of Income and Retained Earnings and Statement of Cash Flows of OilQuip at and for the year ended December 31, 2000, and

         (c) an unaudited "opening" Statement of Financial Condition of OilQuip as of February 7, 2001. Except for the financial statements described in
     (b) which are a compilation, the OilQuip Financial Statements are internal statements prepared by management. Each of the OilQuip Financial Statements
     (a) is complete and correct and presents fairly in all material respects the consolidated financial condition of OilQuip MCA and Mountain Air, (b) discloses all liabilities of OilQuip, Mountain Air and MCA that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since February 7, 2001 there has been no change which would have a Material Adverse Effect on OilQuip, nor has OilQuip, Mountain Air or MCA mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties. OilQuip has guaranteed certain of MCA's obligations and pledged its shares of MCA capital stock as securities for such obligations.

     4.8 Income Tax Returns. OilQuip has no knowledge of any pending assessments or adjustments of the income tax payable of OilQuip or MCA (either itself or as successor to Mountain Drilling) with respect to any year.

     4.9 Permits, Franchises. OilQuip or MCA possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which they are now engaged in compliance with applicable law, except where failure to do so would not have a Material Adverse Effect on OilQuip.

     4.10 ERISA. OilQuip and MCA each is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974,

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as amended or recodified from time to time ("ERISA"); neither OilQuip nor MCA
(either itself or as successor to Mountain Drilling) has violated, in any material respect, any provision of any defined benefit employee pension benefit plan (as defined in ERISA) maintained or contributed to by OilQuip or

     MCA (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by OilQuip or MCA; OilQuip and MCA each has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

     4.11 Other Obligations. Neither OilQuip nor MCA is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

     4.12 Environmental Matters. OilQuip and MCA each has been in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of OilQuip's or MCA's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time (collectively, "Environmental Laws"). None of the operations of OilQuip or MCA is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the knowledge of OilQuip, neither OilQuip nor MCA has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment. This Section 4.12, together with the representations and warranties of Mountain Drilling (as defined in Section 4.15 below) in the Purchase Agreement (as defined in Section 4.15 below) shall be the only representations and warranties of OilQuip and MCA concerning environmental matters, and no other representation and warranty in this Agreement shall apply to environmental matters.

     4.13 Real Property; Leases. Neither OilQuip nor MCA owns any real property.
Schedule 4.13 sets forth a complete and accurate list of each lease, sublease or other arrangement pursuant to which either OilQuip or MCA leases or subleases real property (collectively, the "Leased Premises"). Unless otherwise noted on
Schedule 4.13, OilQuip or MCA is the sole lessee or sublessee under each of the leases and subleases listed on Schedule 4.13 and each such lease and sublease is valid and in full force and effect and enforceable in accordance with its terms and has not been further supplemented, amended or modified. Unless otherwise noted on Schedule 4.13, there exists no material event of default or event, occurrence, condition or act, including without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which constitutes or would constitute (with notice or lapse of time or both) a material default in any respect under any of the leases or subleases on Schedule 4.13.

Neither OilQuip or MCA has received any notice of any event of default or any event, occurrence, condition or act, including without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder, which constitutes or would constitute (with notice or lapse of time or both) a default in any respect under any of the leases or subleases on Schedule 4.13.

     4.14 No Consent Required. OilQuip's execution, delivery and performance of this Agreement does not require the consent of approval of any other person or entity which has not been obtained, including, without limitation, any regulatory authority or governmental body of the United States of America or any state thereof or any political subdivision of the United States of America or any state thereof.

     4.15 Limited Operations. OilQuip has not conducted any material business operations other than: the formation of MCA, the acquisition through MCA (including the financing of such acquisition) of the assets of Mountain Air Drilling Service Co., Inc. ("Mountain Drilling"), the lease of its current office at 1875 Century Park East, Suite 600, Los Angeles, CA 90067, the engagement of Munawar Hidayatallah as Chief Executive Officer, the engagement of Jeffrey Friedman as a financial advisor and the negotiation of this Agreement. Since the acquisition of the assets of Mountain Drilling, such assets have been operated in the ordinary course of business and there has been no material change in the business of Mountain Drilling. To the knowledge of OilQuip, after due inquiry of the officers of MCA, except as set forth on Schedule 4.15 hereto the representations and warranties of Mountain Drilling set forth in the Asset Purchase Agreement dated as of February 6, 2001, by and among Mountain Compressed Air, Inc., a Texas corporation, Mountain Drilling and Rod Huskey and Linda Huskey (the "Purchase Agreement"), are true and correct as of the date hereof (without regard to any knowledge qualification set forth in the Purchase Agreement), and there has been no material adverse development in the business of MCA since the date of the Purchase Agreement.

     4.16 Brokers. Except for the Friedman financial advisor agreement described in Section 4.15, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by OilQuip directly with A-C without the intervention of any person on behalf of OilQuip in such manner as to give rise to any valid claim against A-C or OilQuip for a finder's fee, brokerage commission or similar payment.

     4.17 Full Disclosure. No representation, warranty, schedule or certificate of OilQuip made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement misleading.

                                    ARTICLE V
       ADDITIONAL REPRESENTATION AND WARRANTY RELATING TO THE SHAREHOLDERS

     OilQuip hereby represents and warrants to A-C that each Shareholder owns of record the shares of OilQuip Common Stock indicated opposite such Shareholder's name on Exhibit A hereto.

                                   ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF A-C AND ACQUISITION

A-C and Acquisition each represent and warrant to OilQuip as follows:

     6.1 Organization, etc. A-C is a corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdictions in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or operations of A-C and its Subsidiaries (as defined below), taken as a whole (for A-C and its Subsidiaries, a "Material Adverse Effect"). Each company (each, a "Subsidiary") listed on Schedule 6.1 hereof is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be licensed would not have a Material Adverse Effect on A-C. Except for the Subsidiaries, A-C does not own, of record or beneficially, the securities of any other entity. A true and correct copy of the Certificate of Incorporation and Bylaws of A-C, as currently in effect, is attached as Schedule 6.1 hereto.

     6.2 Authority. A-C has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such action has been duly authorized by all necessary action of A-C's Board of Directors. The issuance and sale of the A-C Common Stock to the Shareholders has been duly authorized and if, as and when delivered to the Shareholders, such shares will be duly and validly issued and outstanding, fully paid and nonassessable and will be free of any Encumbrance (as defined below), other than those imposed pursuant to this Agreement and securities laws of general application. As used in this Agreement, "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right of way, encroachment, private building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title.

     6.3 Enforceability. This Agreement has been duly executed and delivered by A-C and constitutes a legal, valid and binding agreement and obligation of A-C and Acquisition enforceable against each in accordance with its terms subject to: (i) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief, or other equitable remedies; (ii) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect generally relating to or affecting creditors' rights; and (iii) public policy concerns (including, without limitation, the ability of a court to refuse to enforce unconscionable covenants,

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indemnification provisions or similar provisions).

     6.4 No Violation. Except as set forth on Schedule 6.4, the execution and the delivery by A-C and Acquisition of this Agreement does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of,
(ii) constitute a default under, (iii) result in a violation of, or (iv) require any notice, filing, authorization, consent or approval not heretofore obtained pursuant to, any Contractual Obligation binding upon A-C or any Subsidiary or any of their properties or assets, or any Requirement of Law binding upon or applicable to A-C or any Subsidiary or any of their properties or assets, except for such conflicts, defaults or violations, filings, authorizations, consents or approvals which would not have a Material Adverse Effect on A-C.

     6.5 Litigation. Except as set forth on Schedule 6.5, there are no pending or overtly threatened actions, claims, orders, decrees, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which would have a Material Adverse Effect on A-C.

     6.6 Capitalization. The authorized capital stock of A-C consists of 2,000,000 shares of A-C Common Stock, 1,588,128 shares of which have been validly issued as of the date hereof, and such issued shares are fully paid and nonassessable. A-C owns 100% of the common stock of each of the Subsidiaries. Except as set forth on Schedule 6.6 hereto, there do not exist any other authorized or outstanding securities, options, warrants, calls, commitments, rights to subscribe or other instruments, agreements or rights of any character, or any pre-emptive rights, convertible into or exchangeable for, or requiring or relating to the issuance, transfer or sale of, any shares of capital stock or other securities of A-C or any Subsidiary.

     6.7 Annual Report; Financial Statements. A-C's Annual Report on Form 10-K for the year ended December 31, 2000 (the "Report") was filed with the Securities and Exchange Commission (the "SEC") on April 2, 2001. The Report complied in all material respects with the rules of the SEC applicable to such Report on the date filed with the SEC, and the Report did not contain, on the date of filing with the SEC, any untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not materially misleading. The Report has not been amended, nor as of the date hereof has A-C filed any Report on Form 8-K since April 2, 2001. All of the consolidated financial statements included in the Report (the "A-C Financial Statements"): (i) have been prepared from and on the basis of, and are in accordance with, the books and records of A-C and with generally accepted accounting principles applied on a basis consistent with prior accounting periods; (ii) fairly and accurately present in all material respects the consolidated financial condition of A-C as of the date of each such A-C Financial Statement and the results of its operations for the periods therein specified; and (iii) are accompanied by the audit (going concern) opinion of A-C's independent public accountants. Except as set forth in Schedule
6.7 or in the A-C Financial Statements, as of the date hereof, A-C has no liabilities other than (i) liabilities which are reflected or reserved against in the A-C Financial Statements and which remain outstanding and undischarged as of the date hereof, (ii) liabilities arising in the ordinary course of business of A-C since December 31, 2000, (iii) liabilities incurred as a result of the transactions contemplated by this Agreement or (iv) liabilities which were not required by generally accepted accounting principles to be reflected or reserved on the A-C Financial Statements. Since the date of filing of the Annual Report, there has not been any event or change which has or will have a Material Adverse Effect on A-C and A-C has no knowledge of any event or circumstance that would reasonably be expected to result in such a Material Adverse Effect.

     6.8 Release by Pension Benefit Guaranty Corporation. Subject to the execution of the PBGC Letter, the Merger will be deemed to constitute a "Release Event" as such is defined under that certain agreement dated February 28, 1999, entered into by and between the Pension Benefit Guaranty Corporation ("PBGC") and A-C, and will be effective to terminate and fully release A-C and the Subsidiaries from any and all further obligation under those certain pension funding liabilities carried on the books and records of A-C prior to the Closing having an aggregate principal obligation as of December 31, 2000 of approximately $66.9 million.

     6.9 Income Tax Returns. A-C and the Subsidiaries have filed all federal and state income tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes which have become due pursuant to said returns or pursuant to any assessment received by A-C or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. A-C has no knowledge of any pending assessments or adjustments of the income tax payable of A-C or its Subsidiaries with respect to any year.

     6.10 Permits, Compliance With Law. A-C and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable them to conduct the business in which it is now engaged in compliance with applicable law, except where failure to do so would not have a Material Adverse Effect on A-C. A-C and each Subsidiary are in compliance with all Requirements of Law in the conduct of its business and corporate affairs, except where failure to comply, singly or in the aggregate, would not have a Material Adverse Effect on A-C.

     6.11 ERISA. Except as set forth on Schedule 6.11, A-C and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA; A-C and each Subsidiary has not violated any provision of any Plan maintained or contributed to by it; no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by A-C or any Subsidiary; A-C and each Subsidiary has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles. Schedule 6.11 describes each Plan maintained by A-C and each of its Subsidiaries.

     6.12 Contracts. Schedule 6.12 sets forth a description of each agreement, contract lease, license evidence of indebtedness, mortgage, indenture, security agreement, or other instrument, whether written or oral (collectively, "Contracts"), which provides for payments to or by A-C or any Subsidiary in excess of $25,000, or is otherwise material to the operations of A-C or any Subsidiary. Neither A-C nor any Subsidiary is in default on any Contract, except for such defaults which would not have a Material Adverse Effect on A-C.

     6.13 Environmental Matters. Except as set forth on Schedule 6.13, since January 1, 1989, A-C and its subsidiaries (including the Subsidiaries) have at all times been in compliance in all material respects with all applicable Environmental Laws. Except as set forth on Schedule 6.13, none of the operations of A-C or any Subsidiary is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To A-C's knowledge, except as set forth on Schedule 6.13, neither A-C nor any Subsidiary has received notice of any actual or threatened claim, investigation, proceeding, order or decree in connection with any release of any toxic or hazardous waste or substance into the environment. This Section
6.13 shall be the sole representation and warranty of A-C concerning environmental matters, and no other representation and warranty in this Agreement shall apply to environmental matters.

     6.14 Trademarks, etc. A-C and the Subsidiaries own, have sufficient title to, or have the right to use (or can obtain the right to use on reasonable commercial terms), all patents, trademarks, service marks, trade names, copyrights, licenses, trade secrets or other proprietary rights (collectively, the "Proprietary Rights") necessary to their business as now conducted without infringing upon the right of any person. Except for employee confidentiality agreements with employees and consultants, there are no outstanding material options, licenses or agreements relating to intellectual property rights of A-C or any Subsidiary necessary to their business as now conducted, nor is A-C or any Subsidiary bound by or a party to any material options, licenses or agreements with respect to the Proprietary Rights of any other person or entity. Neither A-C nor any Subsidiary has received any communications alleging that A-C has violated or, by conducting its business as proposed, would violate, any of the Proprietary Rights of any other person or entity. A-C and the Subsidiaries are not aware of any material violation by a third party of any of their Proprietary Rights necessary to their business as now conducted.

     6.15 Real Property. Schedule 6.15 sets forth all of the real property which is owned and/or leased by each of A-C and the Subsidiaries (collectively, the "Real Property"). The Real Property constitutes all of the real property now used in and necessary for the conduct of the business of A-C and the Subsidiaries as presently conducted. A-C has delivered to OilQuip true and complete copies of all leases relating to such properties (the "Leases"). The Leases are in full force and effect and are valid, binding, and enforceable in accordance with their terms, and no event of default has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of any party. Except as set forth in Schedule 6.15, all real property, buildings and structures owned or used by A-C and the Subsidiaries are in good condition and suitable for the purpose or purposes for which it is being used, reasonable wear and tear excepted, and is in such condition and repair as to permit the continued operation of said businesses. None of the Real Property, buildings or structures is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs.

     6.16 Employees. Except as set forth on Schedule 6.16, all employees of A-C and each Subsidiary are employed "at will" and may be terminated without payment of severance or incurrence of any other liability of A-C or the Subsidiaries; no employee of A-C is in violation of any term of any material employment contract, confidentiality agreement or any other material contract or agreement relating to the right of any such employee to be employed by A-C or any Subsidiary; and neither A-C nor any Subsidiary has any employee severance agreement covering any of its employees. There are no labor disputes or union organization activities pending or threatened between A-C or the Subsidiaries and their employees. A-C and the Subsidiaries require each employee and consultant to execute an employee inventions and proprietary rights assignment and confidentiality agreement, and copies of such agreements have been made available to OilQuip.

     6.17 Insurance. A-C and the Subsidiaries currently maintain, in full force and effect, all insurance policies that are reasonably required to be maintained for the conduct of its business or the ownership of its properties (both real and personal) (collectively, the "Insurance Policies"). True and complete copies of all Insurance Policies have been made available to OilQuip. A-C (a) is not in default regarding the provisions of any Insurance Policy; (b) has paid all premiums due thereunder; and (c) has not failed to present any notice or material claim thereunder in a due and timely fashion. The coverage provided by the Insurance Policies, with respect to any insured act or event occurring on or prior the Effective Date, will not in any way be affected by or terminate or lapse by reason of the transactions contemplated hereby. Schedule 6.17 sets forth a listing of all policies maintained by A-C and a listing, by policy, of all outstanding claims and the amount thereof made by A-C under each such policy.

     6.18 Bank Accounts. Schedule 6.18 sets forth the names and locations of all banks, trust companies, savings and loan associations, stock brokerages and other financial institutions at which A-C and Acquisition maintain accounts of any nature, or safe deposit boxes, and the name of all persons authorized to draw thereon or make withdrawals therefrom.

     6.19 Title to Properties. The assets owned or leased by A-C and its Subsidiaries are all of the assets necessary to conduct the business of A-C and its Subsidiaries as currently being conducted. A-C and its Subsidiaries have good and marketable title to substantially all of the assets they own, real and personal, movable and immovable, tangible and intangible, free and clear of all Encumbrances, except for: (a) liens for taxes not yet due and payable, (b) Encumbrances described on Schedule 4.19 hereto, or (c) minor imperfections of title and encumbrances, if any, which (i) are not substantial in amount, (ii) do not detract from the value of the property subject thereto, impair the operations of the business of A-C, or the use or license of certain of the assets of A-C, and (iii) have arisen in the ordinary course of business consistent with past practice.

     6.20 Related Party Transactions. Except for those contracts described on
Schedule 6.20 hereto, no existing contract of A-C or its Subsidiaries is with or for the direct benefit of (i) any party owning, or formerly owning, beneficially or of record, directly or indirectly, in excess of five percent of the outstanding capital stock of A-C, (ii) any director, officer or similar representative of A-C, (iii) any natural person related by blood, adoption or marriage to any party described in (i) or (ii), or (iv) any entity in which any of the foregoing parties has, directly or indirectly, at least a five percent beneficial interest (a "Related Party"). Without limiting the generality of the foregoing, no Related Party, directly or indirectly, owns or controls any material assets or material properties which are used in A-C's business and to the knowledge of A-C, no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business which is, or has been within the last two years, a competitor, customer or supplier of A-C or has done business with A-C or which currently sells or provides products or services which are similar or related to the products or services sold or provided in connection with the Business.

     6.21 Brokers. The transactions contemplated hereby have been carried out by A-C directly with OilQuip and the Shareholders without the intervention of any person on behalf of A-C in such manner as to give rise to any valid claim against A-C or OilQuip for a finder's fee, brokerage commission or similar payment.

     6.22 Securities Law Matters. To the best of its knowledge and except for A-C's failure to hold annual meetings of its stockholders, since January 1, 1999 A-C has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC under the Securities Act or the Exchange Act of 1934, as amended (all such reports and statements are collectively referred to herein as the "Securities Filings"), and (ii) any applicable state securities authorities. To the knowledge of A-C, no such Securities Filing, as of the date it was filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Subject to the accuracy of the representations set forth in the Shareholder Representation Letters attached as Exhibit B hereto, the offer and sale of the Shares to the Shareholders will be exempt from the Securities Act.

     6.23 Full Disclosure. No representation, warranty, schedule or certificate of A-C made or delivered pursuant to this Agreement contains or will contain any untrue statement of fact, or omits or will omit to state a material fact the absence of which makes such representation, warranty or other statement misleading.

                                   ARTICLE VII
                            COVENANTS OF THE PARTIES

     7.1 Access Pending Closing; Exclusivity.

         (a) Access to A-C. A-C shall (i) give to OilQuip and its counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Effective Date to all of the books, contracts, commitments and other records of A-C and shall furnish OilQuip during such period with all information concerning A-C that OilQuip may reasonably request; and (ii) afford to OilQuip and its representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of A-C, in order to conduct inspections at their expense to determine that A-C is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of A-C are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (i) and (ii), OilQuip shall make arrangements with A-C reasonably in advance and shall use their reasonable best efforts to avoid interruption and to minimize interference with the normal business and operations of A-C. Any such investigation or inspection by OilQuip shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of A-C contained herein.

         (b) Exclusivity to OilQuip. Until either the Agreement is terminated or consummated, A-C agrees not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of A-C or the shares of capital stock of A-C. A-C further agrees to advise OilQuip promptly of any such inquiry or offer.

         (c) Access to OilQuip. OilQuip shall (i) give to A-C and to A-C's counsel, accountants and other representatives reasonable access, during normal business hours, throughout the period prior to the Effective Date, to all of the books, contracts, commitments and other records of OilQuip and shall furnish A-C during such period with all information concerning OilQuip that A-C may reasonably request; and (ii) afford to A-C and to A-C's representatives, agents, employees and independent contractors reasonable access, during normal business hours, to the properties of OilQuip in order to conduct inspections at A-C's expense to determine that OilQuip is operating in compliance with all applicable federal, state, local and foreign statutes, rules and regulations, and all material building, fire and zoning laws or regulations and that the assets of OilQuip are substantially in the condition and of the capacities represented and warranted in this Agreement; provided, however, that in every instance described in (i) and (ii), A-C shall make arrangements with OilQuip reasonably in advance and shall use its reasonable best efforts to avoid interruption and to minimize interference with the normal business and operations of OilQuip. Any such investigation or inspection by A-C shall not be deemed a waiver of, or otherwise limit, the representations, warranties or covenants of OilQuip contained herein.

         (d) Exclusivity to A-C. Until either this Agreement is terminated or consummated, OilQuip agrees not to make, directly or indirectly, any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company. OilQuip furthers agree to advise A-C promptly of any such inquiry or offer.

     7.2 Operation of the Business. Between the date of this Agreement and the

Effective Date, each of A-C and OilQuip will conduct its business only in the ordinary course of business, and will:

         (a) except as set forth in Section 7.11, not amend its charter or bylaws;

         (b) not increase the compensation or benefits (including, without limitation, salary, bonus and commission schedules) of any personnel, except for non-key management personnel in the ordinary course of business;

         (c) use its reasonable best efforts to preserve intact its current business organization, keep available the services of its personnel, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with it consistent with its sound business judgment and past practices;

         (d) not issue or sell any debt or equity securities, (including upon the exercise of currently outstanding options, warrants and other rights) declare, set aside or pay any dividend or distribution in respect of its securities, or directly or indirectly redeem or repurchase any outstanding securities;

         (e) not sell, assign, transfer, convey, lease or otherwise dispose of or subject to any Encumbrance any of its assets, except for sales of inventory and used equipment, in each case in the ordinary course of business consistent with past practice

         (f) not acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any material assets or business of any person;

         (g) not make any loans or advances to any person, except in the ordinary course of business nor discharge any debt prior to the scheduled maturity thereof;

         (h) not make any payment or enter into any agreement or other transaction with any officer or director of such party, or MCA or any Subsidiary, other than employment compensation and benefits on the terms currently in effect;

         (i) not fail to comply in any material respect with all Requirements of Law applicable to its business;

         (j) not make any operational changes or developments of a material nature; and

         (k) not enter into, amend or terminate any Contract which is or would be required to be disclosed in Schedule 6.12 hereto.

     7.3 Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, necessary, proper or advisable to consummate the transactions contemplated hereby (including obtaining all necessary waivers, consents and approvals) on or before May 9, 2001 or as soon as practicable thereafter. Without limiting the generality of the foregoing, A-C shall use its reasonable best efforts to fulfill the conditions set forth in Section 8.2 and OilQuip shall use its reasonable best efforts to fulfill the conditions set forth in Section 8.1.

     7.4 Notification of Certain Matters. A-C, Acquisition, and OilQuip shall each give prompt notice to the other parties of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any conditions set forth in Article VIII not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.4 shall not limit or otherwise affect any remedies available to the party receiving such notice and no disclosure pursuant to this Section 7.4 shall be deemed to amend or supplement any written disclosure previously made by one party thereafter, or prevent or cure any misrepresentations, breach of warranty or breach of covenant, unless the recipient party shall agree in writing to accept the disclosures set forth in any such notice.

     7.5 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Merger and the transactions contemplated hereby.

     7.6 Registration of the A-C Common Stock.

         (a) Following the Effective Time, A-C shall evaluate the feasibility of listing the A-C Common Stock on an exchange. Moreover, A-C shall use its reasonable efforts to cause (i) the A-C Common Stock to be eligible for listing on a national securities exchange or the Nasdaq Market System, and (ii) the A-C Common Stock to be approved for listing on such exchange, as soon as practicable after the Effective Date. The obligations of A-C under Section 7.6 shall be conditioned upon such listing, and the date of such listing is referred to herein as the "Listing Date".

         (b) Following the Listing Date and until the second anniversary of the Listing Date, the Shareholders shall have the right to require A-C to file with the SEC, at A-C's sole cost and expense, on no more than one occasion, a registration statement on Form S-3 (or such other form as the SEC may from time to time prescribe for such purposes) covering as many of the Shares as the Shareholders elect to include therein (the "Shareholders Registration Statement") and to cause the Shareholders Registration Statement to be declared effective by the SEC within 90 days thereafter and to maintain the effectiveness of the Shareholders Registration Statement until the earlier of (i) the completion of the offering covered by the Shareholders Registration Statement,
(ii) the first anniversary of the effectiveness of the Shareholders Registration Statement and (iii) the date the Shareholders shall become entitled to sell the Shares pursuant to subsection (k) of Rule 144; in the event A-C proposes to register an underwritten offering of its Common Stock for its own account under the Act, it shall have the right to delay or suspend the filing or effectiveness of the Shareholders Registration Statement for up to an aggregate of 120 days in any 12-month period to facilitate such registration. If the

Shareholders propose to effect an underwritten offering, A-C shall enter into an Underwriting Agreement in customary form with the managing underwriter selected by the Shareholders.

Notwithstanding the foregoing, in the event of a material development in the business of A-C, A-C shall advise the Shareholders of such event and the Shareholders shall cease using the prospectus included in the Shareholders Registration Statement until forty-eight (48) hours following the public disclosure of such event. A-C shall promptly disclose all such material developments, provided that it shall be entitled to delay such disclosure for a reasonable period of time for valid business purposes, not to exceed five (5) business days without the consent of the Shareholders, which consent shall not be unreasonably withheld.

         (c) If, at any time or from time to time, A-C determines to register any of its securities for its own account or the account of any other shareholder, other than a registration relating to employee benefit plans (or the resale of securities acquired pursuant thereto) or a transaction pursuant to Rule 145 of the SEC, A-C shall include in such registration such number of the Shares as the Shareholders shall request in writing within ten (10) business days following receipt of notice of such registration, provided that, if such registration is underwritten, it shall be a condition that the Shareholders participate in such underwriting and enter into an underwriting agreement in customary form with the managing underwriter selected by A-C. If the managing underwriter determines that market forces require limitation of the number of shares to be underwritten, the number of Shares owned by the Shareholders to be included in the registration may be limited or eliminated, provided that the Shareholders shall be treated on at least a pari passu basis with all other shareholders participating in such registration (other than those shareholders exercising demand registration rights).

         (d) All registration expenses (including legal fees) in connection with the registrations contemplated by this Section 7.6 shall be borne by A-C, but all selling expenses of the Shareholders (including broker fees, underwriting commissions and the cost of any special legal counsel representing the Shareholders) shall be borne by the Shareholders. In connection with any such registration statement, the Shareholders shall promptly furnish A-C with such written representations, information and consents regarding the Shareholders, the Shares and the intended method of distribution of the Shares as shall be necessary for inclusion in the Registration Statement.

         (e) A-C shall enter into customary agreements (including indemnification agreements) and do such other things as OilQuip shall reasonably request in connection with the registration of the A-C Common Stock pursuant to this Section.

     7.7 Rights Offering. Within one year following the Effective Date, A-C shall file a registration statement on Form S-3 with respect to a rights offering (the "Rights Offering") pursuant to which it shall offer holders of A-C Common Stock (other than the holders of the A-C Common Stock issued pursuant to this Agreement) the right to acquire in the aggregate 1,000,000 shares of Common Stock at a purchase price not in excess of $2.00 per share (equitably adjusted for any reverse stock split or other recapitalization), and A-C shall thereafter take all steps necessary to (a) cause the SEC to declare such registration statement effective, (b) maintain the effectiveness of the registration statement until the Rights Offering is completed, and (c) complete the Rights Offering. Notwithstanding the foregoing, A-C's obligation to effect the Rights Offering shall be tolled during any period during which the fair market value of the A-C Common Stock is less than $2.00 (equitably adjusted for any reverse stock split or other recapitalization and shall be cancelled if the fair market value of the A-C Common Stock remains less than $2.00 (equitable adjusted for a reverse stock split or other recapitalization) for more than 18 months following the Effective Date. As used herein, the fair market value of the A-C Common Stock shall be equal to the average price of the A-C Common Stock during the 30 trading days ending on the 2nd trading day preceding the date of evaluation. The price of the A-C Common Stock on any trading day shall mean the mean between the closing bid and ask price for the A-C Common Stock, as quoted by NASDAQ or any exchange on which the A-C Common Stock is then traded.

     7.8 Expenses. Each party shall bear its own costs and expenses in connections with the negotiation and consummation of this Agreement.

     7.9 Public Disclosures. A-C and OilQuip shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger or the transactions contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     7.10 Tax Treatment. OilQuip and A-C shall each report the Merger as a tax free reorganization and shall not take, and shall use commercially reasonable efforts to prevent any of their respective subsidiaries or affiliates from taking, any actions that could prevent the Merger from qualifying, as a tax free reorganization under the provisions of Section 368(a) of the Code.

     7.11 Charter Amendment. A-C shall use its best efforts to amend its certificate of incorporation as set forth on Exhibit C hereto as soon as practicable following the Effective Date, and shall take all actions reasonably requested by the Shareholders to effect such amendment.

     7.12 Independent Committee.

         (a) Following the Effective Date, A-C shall use reasonable efforts to identify and cause to be appointed to the Board of Directors of A-C one or more persons who are independent of the Shareholders and who shall be delegated authority to review and approve A-C's performance of its obligations and the enforcements of its rights hereunder, including the rights offering described in
Section 7.7 (the "Independent Committee").

         (b) The Independent Committee shall be authorized and empowered to (i) compromise on behalf of A-C with OilQuip and the Shareholders any claims asserted under this Agreement, and (ii) to take such further actions related to the rights and obligations of A-C set forth in this Article VII. For purposes hereof, a person shall be deemed to be an "independent director" if he or she (A) has never been an executive officer or employee of, or consultant to, Oil Quip or its subsidiaries and affiliates and does not serve as an executive officer or employee of, or consultant to, A-C, following the Effective Date, (B) is not a Shareholder, (C) is not a family member (i.e., parent, sibling, grandparent, mother-in-law, father-in-law, spouse, former spouse, child, stepchild, grandchild or any other blood or legal relative) of any executive officer or any employee or consultant described in clause (A) above or of any Shareholder, and
(D) is free from any other relationship that, in the good faith opinion of the Board of Directors of A-C, would interfere with the exercise of independent judgment in carrying out the responsibilities of an independent director under this Section 7.12.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

     8.1 Conditions to Obligations of A-C and Acquisition. The obligations each of A-C and Acquisition to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by A-C:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there by any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         (b) Legal Opinion. A-C shall have received the opinion of Spolin Silverman Cohen & Bartlett LLP, counsel to OilQuip, in the form attached hereto as Exhibit D hereto.

         (c) Representations and Warranties. The representations and warranties of OilQuip in this Agreement shall be true and correct in all respects on and as of the Effective Date as though such representations and warranties were made on and as of such time, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date), and for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on OilQuip.

         (d) Covenants. OilQuip shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by OilQuip as of the Effective Date.

         (e) Tender of Shares of OilQuip Common Stock. All shares of QilQuip Common Stock shall have been delivered to A-C for exchange into shares of A-C Common Stock.

         (f) Certificate of OilQuip. A-C shall have been provided with a certificate executed on behalf of OilQuip by its Chief Executive Officer to the effect that, as of the Effective Date, the conditions set forth in Sections 8.1(c) and 8.1(d) have been met with respect to OilQuip.

         (g) Shareholder Representation Letters. A-C shall have received the Shareholder Representation Letters in the form of Exhibit B hereto.

     8.2 Conditions to the Obligations of OilQuip. The obligations of OilQuip to consummate and effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of each of the following conditions, any of which may be waived, in writing, exclusively by OilQuip:

         (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there by any action taken, or any statute, rule, regulation, injunction order or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Merger which makes the consummation of the Merger illegal.

         (b) Legal Opinion. OilQuip shall have received the opinion of Swidler Berlin Shereff Friedman, LLP, counsel to A-C, in the form attached hereto as Exhibit E hereto.

         (c) Representations and Warranties. The representations and warranties of A-C and Acquisition in this Agreement shall be true and correct in all respects and as of the Effective Date as though such representations and warranties were made on and as of the Effective Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct only as of such date), and for such inaccuracies as individually or in the aggregate would not have a Material Adverse Effect on A-C or Acquisition.

         (d) Covenants. A-C and Acquisition shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by them as of the Effective Date.

         (e) A-C Board of Directors. A-C shall have caused such resignations and appointments as are necessary to establish those officers and directors identified in Exhibit F. hereto as the officers and directors of A-C and the Subsidiaries.

         (g) Trustee's Letter. On or prior to the Closing, A-C shall have received a letter from the trustee of the Allis-Chalmers Corp. Reorganization Trust in the form of Exhibit G hereto and shall have entered into a Service Agreement in the form of Exhibit H hereto.

         (g) PBGC. A-C shall have received a letter and a Termination Agreement, each in the form of Exhibit I hereto, executed by all parties.

         (h) Agreement and Proxy. The PBGC and AL-CH, L.P. shall have executed and delivered to the Shareholders an Agreement and Proxy in the form of Exhibit J hereto.

         (i) Certificate of A-C. OilQuip and each Shareholder shall have been provided with a certificate executed on behalf of each of A-C and Acquisition by its President or Chief Executive Officer, as of the Effective Date, certifying that the conditions set forth in Sections 8.2(c) and 8.2(d) have been met.

                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) by A-C if a material breach of any provision of this Agreement has been committed by OilQuip, and such breach has not been waived and such breach (if curable) is not cured within 10 days after notice thereof, or if any of the conditions in Section 8.1 has not been satisfied on May 31, 2001 (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of A-C to comply with its obligations under this Agreement) and A-C has not waived such condition on or before the Effective Date.

         (b) by OilQuip if a material breach of any provision of this Agreement has been committed by A-C, and such breach has not been waived and such breach (if curable) is not cured within 10 days after notice thereof, or if any of the conditions in Section 8.2 has not been satisfied on May 31, 2001 (or other date specified in this Agreement with respect to any such condition) or if satisfaction of such a condition is or becomes impossible (other than through the failure of OilQuip to comply with its obligations under this Agreement) and OilQuip has not waived such condition on or before the Effective Date.

         (c) by mutual consent of OilQuip and A-C.

         (d) by any party if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the later of May 31, 2001, or such later date as the parties may agree upon.

     9.2 Effect of Termination Prior to the Effective Date, termination shall be the parties' exclusive remedy for a breach of any representation, warranty or covenant.

                                    ARTICLE X
                               GENERAL PROVISIONS

     10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

     (a) if to OilQuip:              OilQuip Rentals, Inc.
                                     1875 Century Park East, Suite 600
                                     Los Angeles, CA 90067
                                     Attn:    Munawar Hidayatallah
                                     Fax:     (310) 407-5499

     with a copy to:                 Spolin Silverman Cohen & Bartlett LLP
                                     1620 26th Street, Suite 2000 North
                                     Santa Monica, California 90404
                                     Attn:  Joseph P. Bartlett
                                     Fax:     (310) 586-2444

     (b) if to A-C or Acquisition:   Allis-Chalmers Corporation
                                     c/o William Vital
                                     4180 Cherokee Drive
                                     Brookfield, WI 53045
                                     Fax: (262) 781-4842

                                     Allis-Chalmers Corporation
                                     2255 Glades Road
                                     Suite 307E
                                     Boca Raton, FL 33431
                                     Attn:  John Grigsby/Jim Dietrich
                                     Fax:  (561) 994-3298

                                     and Allis-Chalmers Corporation
                                     c/o Houston Dynamic Service, Inc.
                                     8150 Lawndale
                                     Houston, TX 77012
                                     Attn:  James Dietrich
                                     Fax:  (713) 928-2903
         with a copy to:             Swidler Berlin Shereff Friedman, LLP
                                     405 Lexington Avenue
                                     New York, New York  10174
                                     Attn: Adam M. Fox
                                     Fax: (212) 891-9507

     10.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.3 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and affect as an original signature on this Agreement.

     10.4 Entire Agreement. This Agreement and the documents, Schedules and instruments referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all other prior contemporaneous agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Letter Agreement between A-C and OilQuip dated as of February 12, 2001. There are no other representations or warranties, whether written or oral, between the parties in connection with the subject matter hereof, except as expressly set forth herein.

     10.5 Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

     10.6 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     10.9 Rights of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement, and therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     10.10 Third Party Beneficiaries. The Shareholders are direct third-party beneficiaries of the obligations of A-C hereunder.

     10.11 Specific Performance. The parties hereto agree that irreparable damage could occur in the event any provision of this Agreement, including
Article III hereof, was not performed in accordance with the terms hereof. Without limiting the generality of the foregoing, A-C hereby acknowledges that
(i) the obligation of A-C to issue shares of A-C Common Stock to the Shareholders is fundamental and required for the protection of the Shareholders and to preserve for the Shareholder the benefits of the Merger, (ii) the A-C Common Shares are of a unique character, and (iii) a breach of such obligation will result in irreparable harm and damages to the Shareholders which cannot be adequately compensated by a monetary award. Accordingly, A-C hereby expressly agrees that, should the Merger be consummated, in addition to all other remedies available to law or in equity, the Shareholders shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction or such other form of injunctive or equitable relief as may used by the court to competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in Article III of this Agreement, or to specifically enforce the terms and provisions of Article III hereof. A-C further agrees that neither the Shareholders nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in Section 10.11, and A-C irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought by a party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party nay be entitled). The foregoing rights shall be in addition to any other right or remedy any person hereto may have at law or in equity.

     10.12 Arbitration.

         (a) Rules of Arbitration. All disputes arising in connection with this Agreement, other than matters pertaining to equitable relief, shall be finally settled by arbitration by the American Arbitration Association ("AAA") in Los Angeles, California, in accordance with the rules of the AAA; except that, to the extent necessary to render the decision of the Arbitrator enforceable in the courts of the State of California, the arbitration rules set forth in the California Code of Civil Procedure, Section 1280 et seq. (the "Rules of Arbitration") and the provisions of Section 1283.05 of the Rules of Arbitration concerning rights of discovery shall govern. Judgment on the award rendered by the arbitration panel (the "Arbitration Panel") may be entered in any court of competent jurisdiction.

         (b) Initiation of Arbitration. Any party which desires to initiate arbitration proceedings may do so by delivering written notice to the other party (the "Arbitration Notice") specifying (x) the nature of the dispute or controversy to be arbitrated; (y) the name and address of the arbitrator appointed by the party initiating such arbitration; and (z) such other matters as may be required by the Rules of Arbitration. The party who receives an Arbitration Notice shall appoint an arbitrator and notify the initiating party of such arbitrator's name and address within 30 days after delivery of the Arbitration Notice; otherwise, a second arbitrator shall be appointed at the request of the party who delivered the Arbitration Notice. The two arbitrators so appointed shall appoint a third arbitrator who shall be chairman of the Arbitration Panel and the "neutral arbitrator" for purposes of the Rules of Arbitration.

         (c) Decisions Final. All decisions of the Arbitration Panel shall be final, conclusive and binding on all parties and shall not be subject to judicial review except to the extent set forth in the California Code of Civil Procedure, (section) 1285 et seq.

         (d) Injunctive Relief. Any proceeding for injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) may be brought in any court of competent jurisdiction, and the parties consent to the jurisdiction of the California courts for such purpose.

10.13 Knowledge Defined. As used herein, "knowledge" shall mean knowledge of a particular fact or other matter, provided that (a) A-C shall be deemed to have "knowledge" of all facts actually known to John Grigsby and Jim Dietrich, as well as all facts in A-C's corporate records and files which reasonably would have been discovered by or known to a person making a prudent review of such files to determine the accuracy of any representation or warranty made by A-C in this Agreement or compliance by A-C with any of the covenants in this Agreement, and (b) OilQuip shall be deemed to have "knowledge" of all facts known to Munawar Hidayatallah, as well as all facts in OilQuip's corporate records and files (but not including corporate records and files of Mountain Drilling it being agreed and acknowledged that OilQuip's and Munawar Hidayatallah's knowledge regarding the business purchased from Mountain Air Drilling Service Co., Inc. is limited to the representations, warranties and schedules delivered to OilQuip in connection with the purchase of the assets of Mountain Drilling and his due inquiry of the officers of MCA) which would have been discovered by or known to a person making a prudent review of such files to determine the accuracy of any representation or warranty made by OilQuip in this Agreement or compliance by A-C with any of the covenants in this Agreement.

IN WITNESS WHEREOF, A-C, OilQuip and Acquisition have caused this Agreement to be signed and delivered by their respective duly authorized officers has signed and delivered this Agreement, all as of the date first written above.


                                       Allis-Chalmers Corporation

                                       By: /s/ John T. Grigsby, Jr.
                                           -------------------------------
                                           John T. Grigsby, Jr.
                                           Chief Financial Officer

                                       Allis-Chalmers Acquisition Corp.

                                       By: /s/ Robert E. Nederlander
                                           -------------------------------
                                           Robert E. Nederlander
                                           President

                                       OilQuip Rentals, Inc.

                                       By: /s/ Munawar Hidayatallah
                                           ---------------------------------
                                           Munawar Hidayatallah
                                           President